Exhibit 99.1

260 Hudson River Road Waterford, NY 12188 momentive.com	NEWS RELEASE

FOR IMMEDIATE RELEASE

Momentive Announces Second Quarter 2015 Results
Second Quarter 2015 Highlights

•	Total net sales declined 5% to $602 million; constant currency growth of 2%

•	Total Segment EBITDA increased 2% to $60 million; constant current growth of 8%

•
Completed expansion at Leverkusen, Germany facility to support the continued growth of our Liquid Silicone Rubber (“LSR”) technology in a number of high growth automotive, healthcare and energy applications

•	Opened a logistics center in Dubai, United Arab Emirates to further strengthen our presence in the India, Middle East and Africa region

•	Net debt and liquidity of $1.2 billion and $380 million, respectively as of June 30, 2015

WATERFORD, N.Y. (August 14, 2015) - MPM Holdings Inc. (“Momentive” or the “Company”) today announced results for the second quarter ended June 30, 2015.
“We are pleased to report another quarter of year-over-year Segment EBITDA growth and continued progress on our strategic initiatives,” said Jack Boss, Chief Executive Officer and President. “While our reported results continue to be negatively impacted by the strengthening of the U.S. dollar, core trends remain stable and on a constant currency basis Momentive delivered 8% year-over-year Segment EBITDA growth. In the second quarter of 2015, we continued to execute our strategic investment plan and completed an LSR expansion in Leverkusen and opened a new local fulfillment center in Dubai. Going forward, we remain focused on leveraging our strong balance sheet and liquidity to drive further growth in our specialty businesses and optimize our cost structure despite volatility in certain end markets.”
Second Quarter 2015 Results
Net Sales. Net sales for the three months ended June 30, 2015 were $602 million, a decrease of 5% compared with $637 in the prior year period. The decline in net sales was primarily driven by the strengthening of the U.S. dollar against other currencies which more than offset volumes gains in both our silicones and quartz segments. On a constant currency basis, net sales would have increased 2% for the period.
Segment EBITDA. Segment EBITDA for the three months ended June 30, 2015 was $60 million, an increase of 2% compared with $59 million in the prior year period. The increase in Segment EBITDA was primarily driven by growth in our quartz segment and a reduction in corporate expenses, partially offset by the strengthening of the U.S. dollar against other currencies and mix shift within our silicones segment. On a constant currency basis, Segment EBITDA would have increased 8% for the period.
Fresh Start Accounting and Form S-1 Filing
Upon emergence from bankruptcy on October 24, 2014, Momentive Performance Materials Inc. (“MPM”), an indirect wholly-owned subsidiary of Momentive, adopted fresh start accounting which resulted in the creation of a new entity for financial reporting purposes. As a result of the application of fresh start accounting, as well as the effects of implementing MPM’s plan of reorganization, the Consolidated Financial Statements on or after October 24, 2014 of both MPM and Momentive reflected a different basis of accounting than the Consolidated Financial Statements prior to that date. References to “Successor” or “Successor Company” relate to the financial position and results of operations of the reorganized MPM and Momentive subsequent to October 24, 2014. References to “Predecessor” or “Predecessor Company” refer to the financial position and results of operations of both MPM and Momentive prior to October 24, 2014. As a result of the Securities and Exchange Commission declaring Momentive’s Form S-1 effective on July 2, 2015, Momentive has decided to report its financial results together with its operating subsidiary, MPM, for this period and future periods. Momentive is a holding company that conducts substantially all of its business through its subsidiaries, and its only material asset is its indirect interest in MPM.

Segment Results
Following are net sales and Segment EBITDA by reportable segment for the second quarter ended June 30, 2015. See “Non-U.S. GAAP Measures” for further information regarding Segment EBITDA and Schedule 4 to this release for a reconciliation of Segment EBITDA to income (loss). In 2015, the Company redefined its internal reporting structure and now allocates additional administrative functional costs to the operating segments. The current presentation of Segment EBITDA includes a Corporate component rather than the Other component previously disclosed. Corporate is primarily corporate, general and administrative expenses that are not allocated to the operating segments, such as certain shared service and administrative functions. The presentation of Segment EBITDA for the three months ended June 30, 2014 was retrospectively revised to conform with the current presentation format.

Second Quarter 2015 Results
Net Sales (1):

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
	Successor	Predecessor	Successor	Predecessor
Silicones	$559	$592	$1,091	$1,149
Quartz	43	45	90	93
Total	$602	$637	$1,181	$1,242
(1) Intersegment sales are not significant and, as such, are eliminated within the selling segment.
Segment EBITDA:

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
	Successor	Predecessor	Successor	Predecessor
Silicones	$60	$67	$112	$125
Quartz	9	5	20	12
Corporate	(9)	(13)	(20)	(23)
Total	$60	$59	$112	$114

Liquidity and Capital Resources
At June 30, 2015, Momentive had total debt of approximately $1.2 billion, unchanged from December 31, 2014. In addition, at June 30, 2015 Momentive had approximately $380 million in liquidity, including $169 million of unrestricted cash and cash equivalents and $211 million of availability under its senior secured asset-backed revolving loan facility (the “ABL Facility”).

Momentive expects to have adequate liquidity to fund its operations for the foreseeable future from cash on its balance sheet, cash flows provided by operating activities and amounts available for borrowings under its ABL Facility.

Earnings Call
Momentive will host a teleconference to discuss second quarter ended June 30, 2015 results on Friday, August 14, 2015, at 10 a.m. Eastern Time.
Interested parties are asked to dial-in approximately 10 minutes before the call begins at the following numbers:
U.S. Participants: 866-318-8618
International Participants: 617-399-5137
Participant Passcode: 44335132

Live Internet access to the call and presentation materials will be available through the Investor Relations section of the Company’s website: www.momentive.com.
A replay of the call will be available for three weeks beginning at 2 p.m. Eastern Time on August 14, 2015. The playback can be accessed by dialing 888-286-8010 (U.S.) and +1-617-801-6888 (International). The passcode is 59248955. A replay also will be available through the Investor Relations section of the Company’s website.

Non-U.S. GAAP Measures
Segment EBITDA is defined as EBITDA adjusted for certain non-cash and certain other income and expenses. Segment EBITDA is an important measure used by the Company's senior management and board of directors to evaluate operating results and allocate capital resources among segments. Corporate primarily represents certain corporate, general and administrative expenses that are not allocated to the operating segments, such as certain shared service and administrative functions. Segment EBITDA should not be considered a substitute for net income (loss) or other results reported in accordance with accounting principles generally accepted in the United States (“GAAP”). Segment EBITDA may not be comparable to similarly titled measures reported by other companies. See Schedule 4 to this release for a reconciliation of Segment EBITDA to net income (loss).

Adjusted EBITDA is defined as EBITDA adjusted for certain non-cash and certain non-recurring items and other adjustments calculated on a pro-forma basis, including the expected future cost savings from business optimization or other programs and the expected future impact of acquisitions, in each case as determined under the governing debt instrument. As the Company is highly leveraged, the Company believes that including the supplemental adjustments that are made to calculate Adjusted EBITDA provides additional information to investors about the Company’s ability to comply with its financial covenants and to obtain additional debt in the future. Adjusted EBITDA is not a defined term under GAAP. Adjusted EBITDA is not a measure of financial condition, liquidity or profitability, and should not be considered as an alternative to net income (loss) determined in accordance with GAAP or operating cash flows determined in accordance with GAAP. Additionally, EBITDA is not intended to be a measure of free cash flow for management's discretionary use, as it does not take into account certain items such as interest and principal payments on the Company’s indebtedness, depreciation and amortization expense (because the Company uses capital assets, depreciation and amortization expense is a necessary element of the Company’s costs and ability to generate revenue), working capital needs, tax payments (because the payment of taxes is part of the Company’s operations, it is a necessary element of the Company’s costs and ability to operate), non-recurring expenses and capital expenditures. Fixed Charges under the indentures should not be considered as an alternative to interest expense. See Schedule 5 to this release for a reconciliation of net income (loss) to Adjusted EBITDA and the calculation of the Adjusted EBITDA to Fixed Charges ratio.

Forward-Looking and Cautionary Statements
Certain statements in this press release are forward-looking statements within the meaning of and made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, our management may from time to time make oral forward-looking statements. All statements, other than statements of historical facts, are forward-looking statements. Forward-looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “may,” “will,” “could,” “should,” “seek” or “intend” and similar expressions. Forward-looking statements reflect our current expectations and assumptions regarding our business, the economy and other future events and conditions and are based on currently available financial, economic and competitive data and our current business plans. Actual results could vary materially depending on risks and uncertainties that may affect our operations, markets, services, prices and other factors as discussed in the Risk Factors section of our most recent Annual Report on Form 10-K and our other filings with the Securities and Exchange Commission (the “SEC”). While we believe our assumptions are reasonable, we caution you against relying on any forward-looking statements as it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to: our ability to obtain additional financing, increased legal costs related to the Chapter 11 proceedings and other potential litigation, a weakening of global economic and financial conditions, interruptions in the supply of or increased cost of raw materials, changes in governmental regulations and related compliance and litigation costs, difficulties with the realization of cost savings in connection with our strategic initiatives, including transactions with our affiliate, Hexion Inc., pricing actions by our competitors that could affect our operating margins and the other factors listed in the Risk Factors section of our SEC filings. All forward-looking statements are expressly qualified in their entirety by this cautionary notice. The forward-looking statements made by us speak only as of the date on which they are made. Factors or events that could cause our actual results to differ may emerge from time to time. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

About Momentive
Momentive is a global leader in silicones and advanced materials, with a 75-year heritage of being first to market with performance applications for major industries that support and improve everyday life. Momentive delivers science-based solutions, by linking custom technology platforms to opportunities for customers. Additional information is available at www.momentive.com.

Contact
Media and Investors:
John Kompa
614-225-2223
john.kompa@momentive.com

(See Attached Financial Statements)

MPM HOLDINGS INC.
SCHEDULE 1: CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
(In millions, except share data)	Successor	Predecessor	Successor	Predecessor
Net sales	$602	$637	$1,181	$1,242
Cost of sales	490		969
Gross profit	112		212
Cost of sales, excluding depreciation and amortization		460		894
Selling, general and administrative expense	60	89	134	168
Depreciation and amortization expense		42		83
Research and development expense	18	19	36	39
Restructuring and other costs	5	10	9	14
Other operating expense (income), net	2	—	(5)	—
Operating income	27	17	38	44
Interest expense, net	20	41	39	117
Other non-operating (income) expense, net	(2)	—	2	—
Reorganization items, net	2	70	7	70
Income (loss) before income taxes and earnings from unconsolidated entities	7	(94)	(10)	(143)
Income tax (benefit) expense	(5)	13	5	21
Income (loss) before earnings from unconsolidated entities	12	(107)	(15)	(164)
Earnings from unconsolidated entities, net of taxes	—	1	1	2
Net income (loss)	$12	$(106)	$(14)	$(162)

Net income (loss) per share:
Net income (loss) per common share—basic	$0.25	$(1,060,000)	$(0.29)	$(1,620,000)
Net income (loss) per common share—diluted	$0.25	$(1,060,000)	$(0.29)	$(1,620,000)
Shares used in per-share calculation
Weighted average common shares outstanding—basic	48,015,976	100	48,002,563	100
Weighted average common shares outstanding—diluted	48,084,004	100	48,002,563	100

MPM HOLDINGS INC.
SCHEDULE 2: CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(In millions, except share data)	June 30, 2015	December 31, 2014
Assets
Current assets:
Cash and cash equivalents (including restricted cash of $4 and $5, respectively)	$173	$228
Accounts receivable (net of allowance for doubtful accounts of less than $1)	338	324
Inventories:
Raw materials	157	144
Finished and in-process goods	277	258
Deferred income taxes	33	33
Other current assets	55	60
Total current assets	1,033	1,047
Investment in unconsolidated entities	19	18
Deferred income taxes	13	14
Other long-term assets	23	27
Property, plant and equipment:
Land	73	75
Buildings	292	295
Machinery and equipment	825	799
	1,190	1,169
Less accumulated depreciation	(76)	(17)
	1,114	1,152
Goodwill	216	218
Other intangible assets, net	381	408
Total assets	$2,799	$2,884
Liabilities and Equity
Current liabilities:
Accounts payable	$221	$223
Debt payable within one year	37	38
Interest payable	12	11
Income taxes payable	4	7
Deferred income taxes	16	18
Accrued payroll and incentive compensation	46	57
Other current liabilities	77	82
Total current liabilities	413	436
Long-term liabilities:
Long-term debt	1,174	1,163
Pension liabilities	339	352
Deferred income taxes	100	98
Other long-term liabilities	55	66
Total liabilities	2,081	2,115
Equity
Common stock - $0.01 par value; 70,000,000 shares authorized; 48,028,594 and 47,989,000 shares issued and outstanding at June 30, 2015 and December 31, 2014, respectively	—	—
Additional paid-in capital	859	857
Accumulated other comprehensive loss	(67)	(28)
Accumulated deficit	(74)	(60)
Total equity	718	769
Total liabilities and equity	$2,799	$2,884

MPM HOLDINGS INC.
SCHEDULE 3: CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Six Months Ended June 30,
	2015	2014
(In millions)	Successor	Predecessor
Cash flows provided by (used in) operating activities
Net loss	$(14)	$(162)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	76	83
Non-cash reorganization items	—	49
Unrealized actuarial gains from pension liabilities	(10)	—
Pension curtailment gain	(3)	—
Deferred income tax expense	2	13
Unrealized foreign currency gains	(2)	(27)
Amortization of debt discount	11	—
DIP Facility financing fees included in net loss	—	19
Other non-cash adjustments	1	(1)
Net change in assets and liabilities:
Accounts receivable	(23)	(43)
Inventories	(44)	(45)
Accounts payable	18	36
Due to/from affiliates	(5)	9
Income taxes payable	(8)	4
Other assets, current and non-current	9	(12)
Other liabilities, current and non-current	—	(33)
Net cash provided by (used in) operating activities	8	(110)
Cash flows (used in) provided by investing activities
Capital expenditures	(54)	(48)
Capitalized interest	(1)	—
Purchases of intangible assets	(2)	(1)
Consolidation of variable interest entity	—	50
Proceeds from sale of business	—	12
Proceeds from sale of assets	—	1
Net cash (used in) provided by investing activities	(57)	14
Cash flows provided by (used in) financing activities
Proceeds from sale of common stock	1	—
Net short-term debt (repayments) borrowings	(1)	303
Borrowings of long-term debt	—	105
Repayments of long-term debt	—	(220)
Repayment of affiliated debt	—	(50)
DIP Facility financing fees	—	(19)
Net cash provided by (used in) financing activities	—	119
(Decrease) increase in cash and cash equivalents	(49)	23
Effect of exchange rate changes on cash and cash equivalents	(5)	—
Cash and cash equivalents (unrestricted), beginning of period	223	89
Cash and cash equivalents (unrestricted), end of period	$169	$112
Supplemental disclosures of cash flow information
Cash paid for:
Interest	$28	$131
Income taxes, net of refunds	8	5
Non-cash investing activity:
Capital expenditures included in accounts payable	$10	$9

MPM HOLDINGS INC.
SCHEDULE 4: RECONCILIATION OF SEGMENT EBITDA TO NET LOSS (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
	Successor	Predecessor	Successor	Predecessor
Segment EBITDA:
Silicones	$60	$67	$112	$125
Quartz	9	5	20	12
Corporate	(9)	(13)	(20)	(23)
Total	$60	$59	$112	$114

Reconciliation:
Items not included in Segment EBITDA:
Non-cash charges	$—	$11	$(3)	$29
Realized and unrealized actuarial gains from pension liabilities	13	—	13	—
Restructuring and other costs	(5)	(10)	(9)	(14)
Reorganization items, net	(2)	(70)	(7)	(70)
Total adjustments	6	(69)	(6)	(55)
Interest expense, net	(20)	(41)	(39)	(117)
Income tax benefit (expense)	5	(13)	(5)	(21)
Depreciation and amortization	(39)	(42)	(76)	(83)
Net income (loss)	$12	$(106)	$(14)	$(162)

MPM HOLDINGS INC.
SCHEDULE 5: RECONCILIATION OF LAST TWELVE MONTHS NET INCOME TO ADJ. EBITDA

June 30, 2015
LTM Period
Net income	$1,773
Interest expense, net	99
Income tax expense	21
Depreciation and amortization	163
EBITDA	2,056
Adjustments to EBITDA
Restructuring and other costs(a)	20
Reorganization items, net(b)	(2,032)
Unrealized loss on pension and postretirement benefits(c)	2
Non-cash charges and other income and expense(d)	188
Exclusion of Unrestricted Subsidiary results(e)	(15)
Adjusted EBITDA	$219
Pro forma fixed charges(f)	$58
Ratio of Adjusted EBITDA to Fixed Charges(g)	3.78

(a)	Relates primarily to one-time payments for services and integration expenses, as well as costs related to restructuring our capital structure incurred prior to the Bankruptcy Filing.

(b)
Represents incremental costs incurred directly as a result of the Bankruptcy Filing, including certain professional fees, the Backstop Commitment Premium and financing fees related to the debtor-in-possession credit facilities. Also includes the impact of reorganization and fresh start accounting adjustments recorded on the Emergence Date.

(c)	Represents non-cash actuarial losses resulting from pension and postretirement liability curtailment and remeasurements.

(d)
Non-cash charges and other income and expenses includes the effects of unrealized foreign exchange transaction losses related to certain intercompany arrangements, unrealized derivative gains and losses, losses on asset disposals and stock-based compensation expense.

(e)	Reflects the exclusion of the EBITDA of our subsidiaries that are designated as Unrestricted Subsidiaries under the ABL Facility.

(f)	Reflects pro forma interest expense based on outstanding indebtedness and interest rates at June 30, 2015.

(g)
The Company’s ability to incur additional indebtedness, among other actions, is restricted under the indentures governing our notes, unless the Company has an Adjusted EBITDA to Fixed Charges ratio of 2.0 to 1.0. As of June 30, 2015, we were able to satisfy this test and incur additional indebtedness under these indentures.